EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE


                                                  2002          2001

Net loss                                     $ (1,018,725)     (996,320)
                                             =============  ============
Weighted average number of
  common shares outstanding                    57,643,545    55,701,398

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                                  -             -
                                             -------------  ------------
                                               57,643,545    55,701,398
                                             =============  ============

 Net loss per share, basic and diluted       $       (.02)         (.02)
                                             =============  ============


Stock options and warrants are not considered in the calculations as the impact of the potential common shares (10,927,661 shares at September 30, 2002 and 9,202,661 shares at September 30, 2001) would be to decrease net loss per share. The potential common shares at September 30, 2002 do not include any additional shares that may be due under the financing agreement which is the subject of a suit described in the notes to the condensed financial statements.


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